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Exhibit 4.3(c)
LANVISION SYSTEMS, INC.

AMENDMENT TO LOAN AGREEMENT

                           AMENDMENT TO LOAN AGREEMENT

         THIS AMENDMENT TO LOAN AGREEMENT ("Amendment") is executed pursuant to and is made a part of the Loan and Security Agreement dated July 17, 1998, by and between LANVISION SYSTEMS, INC., a Delaware corporation ("Borrower"), and THE HILLSTREET FUND, L.P., a Delaware limited partnership ("Lender"), as amended by letter agreements dated March 18, 1999, April 12, 1999 and September 14, 1999 (as amended, the "Loan Agreement").

         WHEREAS, LanVision, Inc., an Ohio corporation and wholly-owned subsidiary of Borrower ("Seller"), has entered into a certain Asset Purchase Agreement with Smart Professional Photocopy Corporation, a California corporation ("Smart"), dated as of January 20, 2000 (the "Purchase Agreement") pursuant to which Seller shall sell to Smart a certain Data Center (as defined in the Purchase Agreement) currently operated and maintained by Seller (the "Sale Transaction");

         WHEREAS, Borrower desires to obtain the consent of Lender to the Sale Transaction in accordance with the terms of the Purchase Agreement and the Loan Agreement;

         WHEREAS, Borrower and Lender wish to further amend the Loan Agreement in accordance with the terms and provisions hereof.

         NOW, THEREFORE, the parties agree as follows:

         Consent to Sale Transaction. Lender hereby consents to the Sale Transaction in accordance with the terms of the Purchase Agreement.

         Waiver. Lender hereby agrees to waive Borrower's compliance with the following covenant set forth in the letter agreement dated September 14, 1999:

"For the period August 1, 1999 through January 31, 2000, LanVision will execute new software license contracts, either directly or indirectly, through LanVision's distribution partners, with a net software value to LanVision of at least One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00)."
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         Amendments to Loan Agreement. The following amendments shall be made to the terms of the Loan Agreement:

         Definitions. Section 1.1 of the Loan Agreement shall be amended to add the following definitions:

         "EBIT" for any period shall mean, without duplication (i) net income (or net loss) of the Borrower for such period determined in accordance with GAAP; plus (ii) for such period any Interest Expense deducted in the determination of net income; plus (iii) any income and franchise taxes paid in cash and included in the determination of net income.

         "Interest Expense" means, for any period, the total amount of all charges for the use of funds (whether characterized as interest, debt service or otherwise) payable during such period with respect to all Indebtedness for borrowed money of Borrower for such period.

         "Sale Transaction" means the transactions contemplated by that certain Asset Purchase Agreement between LanVision, Inc. and Smart Professional Photocopy Corporation dated as of January 20, 2000.

         Proceeds from Sale Transaction. A new Section 5.18 shall be added to the Loan Agreement to read as follows:

         "Section 5.18 Proceeds from Sale Transaction. Borrower shall apply, or cause to be applied, the Net Proceeds received from the Sale Transaction, to increase the minimum cash balance and investment requirements contained in Section 6.7 of the Loan Agreement. For purposes of this Section 5.18, "Net Proceeds" shall mean the gross cash proceeds received from the Sale Transaction less the following transaction costs: (a) fees and costs in the approximate amount of Sixty-Three Thousand and 00/100 Dollars ($63,000.00) related to the Oracle software license, (b) the reasonable fees and costs of attorneys in the approximate amount of Sixty Thousand and 00/100 Dollars ($60,000.00), and (c) other fees and expenses, if any, separately agreed to by Lender, not to exceed the amount of Seventy-Five Thousand and 00/100 Dollars ($75,000.00)."

         Minimum Revenues and EBIT. Section 6.4 of the Loan Agreement shall be amended in its entirety to read as follows:

         "Section 6.4 Minimum Revenues and EBIT.
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                  (a) Minimum Revenues. On each Computation Date set forth
         below, the Borrower shall not permit its total cumulative revenues (calculated for the period of time beginning on February 1, 2000 through such Computation Date) to be less than the minimum amount set forth below:

                                         MINIMUM
         COMPUTATION DATE          CUMULATIVE REVENUES
         ----------------          -------------------
         April 30, 2000               $ 1,800,000.00
         July 31, 2000                $ 5,000,000.00
         October 31, 2000             $ 8,000,000.00
         January 31, 2001             $11,000,000.00

                  (b) Minimum EBIT. On each Computation Date set forth below, the Borrower shall not permit its total cumulative EBIT (calculated for the period of time beginning on February 1, 2000 through such Computation Date) to be less than the minimum amount set forth below:

                                       MINIMUM
         COMPUTATION DATE          CUMULATIVE EBIT
         ----------------          ---------------
         April 30, 2000            ($1,000,000.00)
         July 31, 2000             ($  700,000.00)
         October 31, 2000          Break Even
         January 31, 2001           $  500,000.00

         Borrower and Lender shall amend this Agreement on or before February 28, 2001, to provide covenant compliance (at minimum levels acceptable to Lender) under Sections 6.4(a) and 6.4(b) above for April 30, 2001 and each Computation Date thereafter."

         Net Worth. Section 6.5 of the Loan Agreement shall be amended in its entirety to read as follows:

         "Section 6.5 Net Worth. At all times during the term of this Agreement, Borrower shall maintain a minimum Net Worth of Two Million and 00/100 Dollars ($2,000,000.00)."

         Minimum Cash and Investments. Section 6.7 of the Loan Agreement shall be amended in its entirety to read as follows:

         "Section 6.7 Minimum Cash and Investments. The Borrower shall at all times maintain on its balance sheet total cash and investments (as described in Section 6.10(b)) of at least Two Million Seven Hundred Thousand and 00/100 Dollars ($2,700,000.00); provided, that upon consummation of the Sale Transaction, Borrower shall at all times
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         thereafter maintain on its balance sheet total cash and investments (a described in Section 6.10(b)) of at least Four Million Four Hundred Thousand and 00/100 Dollars ($4,400,000.00) and as increased by any cash payments received by Borrower under that certain Promissory Note from Smart beginning with the first monthly installment due thereunder on March 1, 2000."

         Reaffirmation of Covenants, Representations and Warranties. Borrower hereby agrees and covenants that all representations and warranties in the Loan Agreement including, without limitation, all of those representations and warranties set forth in Article 4, are true and accurate as of the date hereof. Borrower further reaffirms all covenants in the Loan Agreement and reaffirms each of the covenants set forth in Articles 5 and 6 thereof, as if fully set forth herein, except to the extent modified by this Amendment.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
Loan Agreement as of the 11th. day of February, 2000.

LENDER:                                     BORROWER:


THE HILLSTREET FUND, L.P.                   LANVISION SYSTEMS, INC.

By:      HillStreet Capital, Inc.
Its:     Investment Manager                 By:   / s / J. Brian Patsy
                                               -----------------------------
                                               J. Brian Patsy, President and
                                               Chief Executive Officer
By:   / s / Chris Meininger
   -----------------------------------
   Christian L. Meininger, President

Date:                                       Date:  2/11/00